Exhibit 99.1

CohBar Reports First Quarter 2019 Financial Results and Business Update

Company to host conference call and webcast today, May 7, at 5:00 p.m. EDT

Menlo Park, California – May 7, 2019 - CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics (MBTs) to treat age-related diseases and extend healthy lifespan, today reported its financial results for the first quarter ended March 31, 2019.

“The clear highlight since our last quarterly update was our announcement last week that we will be resuming the clinical trial of our lead therapeutic candidate, CB4211, for NASH and obesity” said Philippe Calais, CohBar’s interim CEO. “At the same time, we are expanding our evaluation efforts with novel analogs of mitochondrial encoded peptides targeting new potential indications, notably type 2 diabetes, cancer and fibrotic diseases. We continue to identify interactions between our novel analogs and new disease models, further validating our belief that mitochondria based therapeutics have significant potential to treat a broad range of age-related diseases with unmet medical needs.”

First Quarter 2019 and Recent Clinical, Research and Business Highlights:

●	Upcoming Resumption of CB4211 Clinical Trial. The company recently announced that it will be resuming its Phase 1a/1b clinical trial of CB4211, its lead MBT candidate under development for the treatment of nonalcoholic steatohepatitis (NASH) and obesity. The company previously announced the suspension of the study in November 2018, to address mild but persistent injection site reactions.

●	New potential disease targets and mechanisms of action. During the first quarter and more recently, the company continued to advance its optimization and evaluation of novel analogs of mitochondrially encoded peptides with the identification of new disease targets and potential mechanisms of action. Recent studies have provided preliminary data on the evidence of antifibrotic activity of a novel peptide analog in in vitro and in vivo models of lung fibrosis, while another study demonstrated significant progress in exploring the potential for CohBar’s novel peptide analogs to enhance cancer cell killing in the setting of immuno-oncology.

●	Upcoming Presentation at American Diabetes Association, 79th Scientific Sessions. CohBar will present its recent discovery of the mechanism of action of a family of novel peptides with effects on glucose tolerance in animal models of type 2 diabetes. The mechanism involves interaction with a key cell surface receptor that plays an important role in a number of age-related diseases. We expect that the abstract title and session information will be available to the public on the ADA website on May 10, 2019.

●	Expansion of Board of Directors. David Greenwood joined the CohBar Board in April 2019. Mr. Greenwood brings to CohBar more than 40 years of financial and operational experience in biotechnology and investment banking. Mr. Greenwood served in leadership roles and on boards at both public and private biotechnology companies including Corium Inc. (formerly NASDAQ: CORI) and Geron Corporation.

●	Hosted Key Opinion Leader Call, “Mitochondria, a Source for Novel Therapeutics.” The company hosted a Key Opinion Leader conference call and webcast on May 2, 2019, featuring world-leading experts and CohBar founders Dr. David Sinclair and Dr. Pinchas Cohen, and CohBar CSO Dr. Ken Cundy, discussing the role of mitochondria in health and aging and mitochondrial-derived peptides (MDPs) as a novel source of potential therapeutics for a host of major age-related diseases. A replay of the call is available on the homepage of the CohBar website, (www.cohbar.com).

●	Expanded IP Portfolio. The company’s IP portfolio recently expanded with the grant of a U.S. patent for its licensed asset MOTS-c. The company also converted its PCT application that describes CB4211 and its analogs into individual patent filings in the U.S. and in multiple international jurisdictions. The applications claim CB4211 composition of matter and methods for using it for the treatment of various diseases.

●	Continued Investment Community Outreach. In addition to meetings and presentations earlier in the quarter at the JP Morgan Healthcare Conference and at the BIO Investor Forum, company management met with investors at the Roth Conference in March, where interim CEO Philippe Calais also participated in a panel entitled “Why Knowing NASH as a Generalist Can Make You Rich in 2019.”

During the first quarter and more recently, CohBar’s founders, Dr. Pinchas Cohen and Dr. Nir Barzilai, continued to be recognized as international leaders in the study of aging, age-related diseases and mitochondrial science.

●	Dr. Cohen delivered a presentation entitled “Novel Aspects of Mitochondrial Biology and its Implications for Healthy Aging” at the International Conference on Frailty and Sarcopenia Research in Miami Beach, Florida, in February 2019. More recently, in April, Dr. Cohen co-authored an article published in Mitochondrion entitled “Effects of air pollution on mitochondrial function, mitochondrial DNA methylation, and mitochondrial peptide expression.”

●	Dr. Barzilai delivered keynote lectures at Unfolding Aging, in March 2019, in Berlin, Germany, and at the National Medical Research Council, in April 2019, in Singapore. He also lectured about diabetes and aging at the National Medical Research Council, in April 2019, in Singapore, and at the Wellness Summit in March 2019, at Rockefeller University in New York; and delivered the Raining Grant Annual Lectureship at the University of Minnesota in April 2019. During the quarter, Dr. Barzilai co-authored 3 published papers including “Interrogating the Genetic Determinants of Tourette’s Syndrome and Other Tic Disorders Through Genome-Wide Association Studies,” in The American Journal of Psychiatry, “APOE Alleles and Extreme Human Longevity,” in the Journal of Gerontology, and “Models and Studies of Aging: Executive Summary of a Report from the U13 Conference Series,” in The Journal of American Geriatrics.

First Quarter 2019 Financial Highlights

●	Cash and Investments. CohBar had cash and investments of $19,531,260 on March 31, 2019, compared to $22,182,768 on December 31, 2018.

●	R&D Expenses. Research and development expenses were $1,371,848 in the three months ended March 31, 2019, compared to $2,680,983 in the prior year quarter. The decrease was primarily due to the timing of certain preclinical and clinical costs incurred in the prior year period, and lower stock-based compensation costs, partially offset by an increase in costs associated with our research programs focused on the continuing development of peptides.

●	G&A Expenses. General and administrative expenses were $1,456,197 for the three months ended March 31, 2019, compared to $913,088 in the prior year quarter. The increase in general and administrative expenses was primarily due to stock-based compensation costs, recruiting costs, and increased director fees.

●	Net Loss. For the three months ended March 31, 2019, net loss was $2,920,584, or $0.07 per basic and diluted share, compared to a net loss of $3,586,585, or $0.09 per basic and diluted share, for the three months ended March 31, 2018.

First Quarter Investor Call and Slide Presentation:

Date: May 7, 2019

Time: 5:00 p.m. EDT (2:00 p.m. PDT)

Conference Audio

-	Dial-in U.S. and Canada: (800) 289-0438
-	Dial-in International: (323) 794-2423
-	Conference ID No.: 1071020

Slide Presentation

-	Go to www.webex.com, click on the ‘Join’ button and enter meeting number 924 256 010 and Password CWBR, or
-	Go to www.cohbar.com and click on Q1 2019 Shareholder Presentation at top of homepage.

We kindly request that you please call into the conference audio and log into WebEx approximately 10 minutes prior to the start time so that we can begin promptly.

An audio replay of the call will be available beginning at 8:00 p.m. EDT on May 7, 2019, through 11:59 p.m. EDT on May 28, 2019. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 1071020. The audio replay along with the slide presentation will also be available on the homepage at www.cohbar.com from May 7, 2019 through May 28, 2019.

About CB4211

CohBar’s lead program is based on CB4211, a first-in-class mitochondria based therapeutic (MBT) that has demonstrated significant therapeutic potential in preclinical models of nonalcoholic steatohepatitis (NASH) and obesity. CB4211 is a novel and improved analog of MOTS-c, a naturally occurring mitochondrial-derived peptide (MDP) which was discovered in 2012 by CohBar founder Dr. Pinchas Cohen and his academic collaborators and has been shown to play a significant role in the regulation of metabolism. In July 2018, CB4211 entered a Phase 1a/1b clinical trial which includes a potential activity readout relevant to NASH and obesity. In November 2018, the company announced the temporary suspension of the trial to address mild but persistent injection site reactions, and announced the anticipated resumption of the clinical trial in May 2019. NASH has been estimated to affect as many as 12% of adults in the U.S., and there is currently no approved treatment for the disease.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs for the treatment of age-related diseases. MBTs originate from the discovery by CohBar’s founders of a novel group of peptides within the mitochondrial genome which regulate metabolism and cell death, and whose biological activity declines with age. CohBar’s efforts focus on the development of these mitochondrial-derived peptides (MDPs) into clinically relevant MBTs that offer the potential to address a broad range of age-related diseases with underlying metabolic dysfunction, including nonalcoholic steatohepatitis (NASH), obesity, type 2 diabetes, cancer, and cardiovascular and neurodegenerative diseases. To date, the company and its founders have discovered more than 100 MDPs.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include CohBar’s plans and expectations for its lead candidate program, including anticipated timing and results of IND-enabling activities and clinical trials; statements regarding the therapeutic potential of these and other mitochondria based therapeutics, and the potential for additional discoveries, and our plans and expectations regarding intellectual property protection and potential financing activities. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar. These risks and uncertainties include the possibility that the Phase 1 clinical trial will be delayed in resuming or will not be resumed at all; the uncertainties inherent in research and development, including the ability to meet anticipated commencement and completion dates for initial clinical studies, as well as the possibility of unfavorable study results, such as unfavorable new data and additional analyses of existing data; risks associated with initial data, including the risk that results of additional pre-clinical or clinical studies may be different from (including less favorable than) the earlier data results and may not support further clinical development; and CohBar’s ability to retain key personnel, expand its research operations, and successfully advance its drug discovery and development programs. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Investor and Media Contact:

Jeff Biunno, CFO

CohBar, Inc.

(650) 446-7888

jeff.biunno@cohbar.com

Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash	$4,089,774	$5,722,342
Investments	15,441,486	16,460,426
Prepaid expenses and other current assets	211,804	260,630
Total current assets.	19,743,064	22,443,398
Property and equipment, net	491,063	520,740
Intangible assets, net	19,963	20,233
Other assets	56,793	56,793
Total assets	$20,310,883	$23,041,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$255,545	$1,142,735
Accrued liabilities	470,470	351,813
Accrued payroll and other compensation	543,774	667,661
Total current liabilities	1,269,789	2,162,209
Notes payable, net of debt discount and offering costs of $876,200 and $986,163 as of March 31, 2019 and
December 31, 2018, respectively	3,026,300	2,916,337
Total liabilities	4,296,089	5,078,546

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 42,722,738 shares as of March 31, 2019 and 42,578,208 as of December 31, 2018	42,723	42,578
Additional paid-in capital	58,841,208	57,868,593
Accumulated deficit	(42,869,137)	(39,948,553)
Total stockholders’ equity	16,014,794	17,962,618
Total liabilities and stockholders’ equity	$20,310,883	$23,041,164

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended March 31,
	2019	2018

Revenues	$-	$-

Operating expenses:
Research and development	1,371,848	2,680,983
General and administrative	1,456,197	913,088
Total operating expenses	2,828,045	3,594,071
Operating loss	(2,828,045)	(3,594,071)

Other income (expense):
Interest income	94,405	10,960
Interest expense	(76,981)	(1,409)
Amortization of debt discount and offering costs	(109,963)	(2,065)
Total other (expense) income	(92,539)	7,486
Net loss	$(2,920,584)	$(3,586,585)
Basic and diluted net loss per share	$(0.07)	$(0.09)
Weighted average common shares outstanding - basic and diluted	42,635,509	39,674,563